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FOR IMMEDIATE RELEASE
CONTACTS:
Paula Berman                                         Keri P. Mattox
BindView Corporation                                 FitzGerald Communications
(713) 561-4333                                       (202) 466-8833
pberman@bindview.com                                 kmattox@fitzgerald.com


             BINDVIEW ENHANCES MANAGEMENT TEAM WITH APPOINTMENTS IN
                  WORLDWIDE MARKETING AND INTERNATIONAL SALES
           THE COMPANY ALSO ANNOUNCES REPURCHASE OF ITS COMMON STOCK

HOUSTON -- NOV. 12, 2002 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management solutions, announced today that Ron Rosenthal has been appointed as senior vice president of worldwide marketing and that David Lloyd has been named as vice president of international sales. Rosenthal will apply more than 25 years of high-tech marketing experience in leading BindView's product management, corporate communications, field marketing and strategic alliances on a global basis. Lloyd, who also brings more than 25 years of sales experience to his position, will be responsible for driving the direct and reseller sales channels for BindView's solutions, as well as for expanding the company's international presence through alliances and other partnerships. Both Rosenthal and Lloyd will report to Eric Pulaski, president and CEO.

"BindView is 100% committed to strengthening our worldwide brand and increasing our sales productivity. These industry veterans will help us align our marketing and sales efforts with these goals," stated Eric Pulaski. "I am extremely pleased to be bringing them on board and am confident in their ability to enhance our success."

Before uniting with BindView, Rosenthal was vice president of marketing for Harbinger Corporation (Atlanta), where he was instrumental in repositioning the company as a leader in B2B eCommerce. There, he also created the market-differentiating strategy that resulted in launching the industry's first eCommerce portal, harbinger.net. Following growth to $156M and the company's eventual acquisition by Peregrine Systems,
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BINDVIEW ENHANCES MANAGEMENT TEAM WITH APPOINTMENTS                  2--2--2--2
IN WORLDWIDE MARKETING AND INTERNATIONAL SALES


Rosenthal led several senior-level marketing assignments, including his most recent as vice president of field marketing. Prior to his combined six years with Harbinger and Peregrine, Rosenthal spent six years as vice president of marketing at Scientific Software, Inc. (Atlanta), which was later acquired by Bellsouth and subsequently Stratus Computer, and nine years as vice president of marketing at Shipsystems, Ltd., an Atlanta-based technology boutique specializing in turn-key systems for high-volume UPS, Postal and Express shippers.

Lloyd has a long history in building and directing enterprise level sales organizations on a global basis. Working for companies including Sony Ericsson, Radiant Real-Time, Visual Numeric and Legent Inc., he has had a major impact on increasing the international presence of publicly listed US based companies.

In addition, Ken Naumann has recently resigned his position as vice president of worldwide sales. The Company is currently conducting an aggressive search for a vice president of sales for the Americas. Naumann will continue at BindView during the transition period. Like Rosenthal and Lloyd, this new position will report into Pulaski.

BindView also announced today that from Oct. 1, 2002 through Nov. 11, 2002, it has acquired 3.8 million shares of its common stock at an average price per share of $0.95. Approximately 1.3 million shares were acquired under its previously announced 10b5-1 repurchase program and 2.5 million shares were purchased on Nov. 8, 2002 from General Atlantic Partners, LLC (and certain affiliates thereof), a private equity partner and pre-IPO investor in BindView. As of Nov. 11, 2002, the Company had 46.3 million shares of its common stock outstanding.

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BINDVIEW ENHANCES MANAGEMENT TEAM WITH APPOINTMENTS                  3--3--3--3
IN WORLDWIDE MARKETING AND INTERNATIONAL SALES


ABOUT BINDVIEW CORPORATION
BindView Corporation, the worldwide leader in providing host-based vulnerability assessment software delivers proactive security management solutions to help safeguard computer systems and networks from security breaches before they occur. Unlike traditional approaches, the company's solutions work from the inside out to help protect business systems from both internal and external threats, thus reducing business risks. BindView's suite of cross-platform software and associated services help secure, automate and reduce the costs of managing information technology infrastructures. More than 20 million licenses of our solutions have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.

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Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

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